Exhibit 99.1

Frontdoor Announces Full-Year 2018 Revenue Increase of 9 Percent to $1.26 Billion

MEMPHIS, TENN. — February 27, 2019 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced fourth-quarter and full-year 2018 results.

Financial Results
	Three Months Ended December 31,			Year Ended December 31,
$ millions (except as noted)	2018	2017	Change	2018	2017	Change
Revenue	$279	$257	9%	$1,258	$1,157	9%
Gross Profit	125	120	3%	572	567	1%
Net Income	17	44	(62)%	125	160	(22)%
Diluted Earnings per Share	0.20	0.52	(62)%	1.47	1.90	(23)%
Adjusted Net Income(1)	19	31	(38)%	150	158	(5)%
Adjusted Diluted Earnings per Share(1)	0.23	0.36	(38)%	1.77	1.87	(5)%
Adjusted EBITDA(1)	47	50	(7)%	238	259	(8)%
Home Service Plans (number in millions)				2.1	2.0	6%

Fourth-Quarter and Full-Year 2018 Summary

•	Revenue increased nine percent to $279 million in the fourth-quarter 2018 and to $1.26 billion for full-year 2018

•	Gross profit margin of 45 percent in the fourth-quarter 2018 declined from 47 percent in the prior year period; full-year 2018 gross profit margin of 45 percent declined from 49 percent in 2017

•

Net income of $17 million in the fourth-quarter 2018 declined from $44 million in the prior year period; full-year 2018 net income of $125 million was down from $160 million in 2017; fourth-quarter and full-year 2018 net income reflects the impact of higher claims costs, investments in the business, Spin-off charges, and interest expense from the debt offering completed in August 2018

•	Fourth-quarter 2018 Adjusted EBITDA of $47 million declined from $50 million in the prior year period; full-year 2018 Adjusted EBITDA of $238 million declined from $259 million in 2017

•

Executed initiatives to strengthen the core business by implementing pricing actions, improving business processes, reducing costs and further bolstering the leadership team; expect to pilot on-demand service offering in late 2019

Full-Year 2019 Outlook

•	Full-year 2019 outlook for revenue of $1.35 billion to $1.38 billion and Adjusted EBITDA(2) of $240 million to $255 million

“In the fourth quarter, we continued to drive strong revenue growth, began to see the benefits from our process improvement initiatives, and strengthened our leadership team,” said Chief Executive Officer Rex Tibbens. “In 2019, we will be focused on improving all aspects of our business by executing our profit enhancement initiatives, improving the customer experience, and further developing our systems and platforms. These efforts will not only bolster our core home service plan business, but also build the foundation for our future on-demand offering.”

Fourth-Quarter 2018 Results

Revenue by Major Customer Acquisition Channel
	Three Months Ended

	December 31,
$ millions	2018	2017	Change
Renewals	$187	$169	10%
Real estate (First-Year)	57	55	3%
Direct-to-consumer (First-Year)	34	32	9%
Other	1	2	*

Total	$279	$257	9%

* not meaningful

Fourth-quarter 2018 revenue increased nine percent over the prior year period. Renewal revenue rose 10 percent as a result of growth in the number of home service plans and improved price realization. The three percent increase in real estate revenue reflects improved price realization, primarily due to a mix shift to higher priced home service plan offerings. The nine percent increase in direct-to-consumer revenue reflects growth in new sales, driven by ongoing investments in marketing as well as improved price realization.

Fourth-quarter 2018 net income was $17 million, or diluted earnings per share of $0.20, versus $44 million, or diluted earnings per share of $0.52 in 2017. The decrease in fourth-quarter 2018 net income was partially driven by a $15 million increase in interest expense over the prior year period as a result of the debt offering completed in August 2018. Prior to the Spin-off, ServiceMaster’s debt and associated interest expense were not allocated to the company. The decrease in fourth-quarter 2018 net income was also impacted by a $13 million increase in tax expense, primarily driven by a one-time $20 million tax benefit in 2017 related to the enactment of the Tax Cut and Jobs Act. Additionally, fourth-quarter 2018 net income includes a $9 million increase in claims costs, increased sales and marketing costs, investments in the customer care centers and Spin-off dis-synergies. These items were partially offset by a $13 million favorable impact from higher revenue.

Period-over-Period Adjusted EBITDA Bridge
$ millions
Three Months Ended December 31, 2017	$50
Impact of change in revenue	13
Claims costs	(9)
Sales and marketing costs	(3)
Customer service costs	(2)
Spin-off dis-synergies	(1)
Other	(2)

Three Months Ended December 31, 2018	$47

Adjusted EBITDA in the fourth-quarter 2018 was $47 million compared to $50 million from 2017, as $13 million of higher revenue conversion was offset by:

•	$9 million of higher claims cost, primarily related to the underlying costs of repairs, particularly in the appliance and heating, ventilation and air conditioning (“HVAC”) trades;

•	$3 million of increased sales and marketing costs to drive sales growth;

•	$2 million of incremental investments in our customer care centers to deliver an improved level of customer service;

•	$1 million of Spin-off dis-synergies, primarily related to the separation of information technology systems historically shared with ServiceMaster; and

•	$2 million of other costs, primarily related to higher professional service fees.

Full-Year 2018 Results

Revenue by Major Customer Acquisition Channel
	Year Ended December 31,
$ millions	2018	2017	Change
Renewals	$835	$759	10%
Real estate (First-Year)	262	249	5%
Direct-to-consumer (First-Year)	156	144	8%
Other	6	5	*

Total	$1,258	$1,157	9%

* not meaningful

Full-year 2018 revenue increased nine percent over the prior year period. Renewal revenue rose 10 percent as a result of growth in the number of home service plans and improved price realization. The customer retention rate increased slightly versus 2017, which contributed to a six percent overall growth in the number of home service plans to 2.1 million. The five percent increase in real estate revenue reflects improved price realization, primarily due to a mix shift to higher priced home service plan offerings. The eight percent increase in direct-to-consumer revenue primarily reflects growth in new home service plans resulting from ongoing investments in marketing.

Full-year 2018 net income was $125 million, or diluted earnings per share of $1.47, versus $160 million, or diluted earnings per share of $1.90 in 2017. The decrease in full-year 2018 net income was primarily driven by an increase in claims costs of $58 million, higher sales and marketing costs, investments in the customer care centers and Spin-off dis-synergies. Additionally, interest expense was $22 million higher over the prior year period as a result of the debt issued in August 2018. Prior to the Spin-off, ServiceMaster’s debt and associated interest expense were not allocated to the company. These items were partially offset by the favorable impact of $64 million from higher revenue and $18 million from a lower provision for income taxes compared to the prior year.

Period-over-Period Adjusted EBITDA Bridge
$ millions
Year Ended December 31, 2017	$259
Impact of change in revenue	64
Claims costs	(58)
Sales and marketing costs	(10)
Customer service costs	(8)
Spin-off dis-synergies	(4)
Other	(5)

Year Ended December 31, 2018	$238

Adjusted EBITDA in full-year 2018 was $238 million compared to $259 million in 2017, as $64 million in higher revenue conversion was offset by a number of items including $58 million in increased claims costs consisting of:

•	$23 million related to the underlying cost of repairs, particularly in the appliance and plumbing trades;

•

$17 million related to a higher number of work orders, primarily in the HVAC trade, driven by colder winter temperatures in the first quarter of 2018 and significantly warmer temperatures in the second and third quarters of 2018 compared to historical averages;

•	$15 million related to higher replacements versus repairs, primarily in the appliances trade within the second and third quarters of 2018; and

•	$3 million adjustment related to adverse development of prior year claims.

2018 Adjusted EBITDA was also unfavorably impacted by a number of items compared to the prior year period, including:

•	$10 million of increased sales and marketing costs to drive sales growth;

•	$8 million of incremental investments in customer care centers to deliver an improved level of customer service;

•	$4 million of Spin-off dis-synergies, primarily related to the separation of information technology systems historically shared with ServiceMaster; and

•	$5 million of other costs, primarily related to higher professional service fees and bad debt expense.

Cash Flow

	Year Ended December 31,
$ millions	2018	2017
Net cash provided from (used for):
Operating Activities	$189	$194
Investing Activities	(10)	(11)
Financing Activities	(165)	(68)

Cash increase during the period	$14	$114

For the 12 months ended December 31, 2018, net cash provided from operating activities was $189 million, a decrease of $5 million from 2017, primarily due to a $7 million decrease in earnings adjusted for non-cash charges. Working capital was a $32 million source of cash in 2018 compared to $30 million in 2017, partially offsetting the decrease in earnings adjusted for non-cash charges.

Net cash used for investing activities was $10 million for the 12 months ended December 31, 2018, compared to $11 million in 2017.

Net cash used for financing activities was $165 million for the 12 months ended December 31, 2018, compared to $68 million in 2017. The increase was primarily due to net cash transfers to ServiceMaster that occurred prior to the Spin-off, as well as payments for debt issuance costs incurred in connection with the debt offering.

Free Cash Flow(1) was $163 million for the 12 months ended December 31, 2018 compared to $179 million for 2017. The decrease of $16 million includes a $12 million increase in property additions and the year-over-year changes in net cash provided from the operating activities disclosed above.

Cash and marketable securities totaled $305 million as of December 31, 2018. This was a $54 million increase from cash and marketable securities as of October 1, 2018.

In connection with the Spin-off and effective as of October 1, 2018, the inter-company balance due to ServiceMaster of $144 million, as of September 30, 2018, was settled in cash. Additionally, in connection with the Spin-off and effective as of October 1, 2018, ServiceMaster contributed $81 million of cash to the company. The effect of these transactions was a net reduction of cash and cash equivalents of $63 million.

Total restricted net assets decreased to $187 million at the end of 2018 from $198 million at October 1, 2018.

Full-Year 2019 Outlook

•	Revenue is anticipated to range from $1.35 billion to $1.38 billion;

•	Gross profit margin is anticipated to be approximately 45 percent;

•	Adjusted EBITDA(2) is anticipated to range from $240 million to $255 million;

•	Capital expenditures are anticipated to range from $30 million to $40 million; and

•	Annual Effective Tax Rate(3) is anticipated to be approximately 24 percent, with cash tax impact expected to be approximately 26 percent.

Additionally, first-quarter 2019 Adjusted EBITDA(2) is expected to be roughly in line with reported first-quarter 2018 Adjusted EBITDA.

Fourth-Quarter and Full-Year 2018 Earnings Conference Call

Frontdoor has scheduled a conference call today, February 27, 2019, at 8:00 a.m. Central time (9:00 a.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss fourth-quarter and full-year 2018 financial and operating results. To participate on the conference call, interested parties should call 877-407-8291 (or international participants, 201-689-8345). Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 90 days. To access the replay of this call, please call 877-660-6853 and enter conference ID 13686912 (international participants: 201-612-7415, conference ID 13686912).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard. Frontdoor serves more than two million customers across the U.S. through a network of 16,000 pre-qualified contractor firms that employ over 45,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unplanned breakdowns of essential home systems and appliances. With more than 45 years of experience, the company responds to over four million service requests annually (or one request every eight seconds). For details, visit frontdoorhome.com.

References in this news release to “ServiceMaster” refer to ServiceMaster Global Holdings, Inc. and its consolidated subsidiaries. References to the “Spin-off” refer to the spin off by ServiceMaster of the ownership and operations of its businesses operated under the American Home Shield, HSA, OneGuard and Landmark brand names into Frontdoor, which was completed on October 1, 2018 and resulted in Frontdoor operating as an independent, publicly traded company trading on Nasdaq under the symbol “FTDR”.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “shall,” “should,” “would,” “could,” “anticipate,” “estimate,” “intend,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: weather conditions and seasonality; weakening general economic conditions; lawsuits, enforcement actions and other claims by third parties or governmental authorities; the effects of our substantial indebtedness; the success of our business strategies; and failure to achieve some or all of the expected benefits of the Spin-off. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC as well as the disclosure contained under the heading “Risk Factors” in our registration statement on Form 10 filed with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Spin-off Impact to Financials

The accompanying consolidated and combined financial statements for periods prior to the Spin-off include all revenues, costs, assets and liabilities directly attributable to us. ServiceMaster’s debt and corresponding interest expense have not been allocated to us for periods prior to the Spin-off since we were not the legal obligor of the debt. The accompanying consolidated and combined financial statements include expense allocations for certain corporate functions historically provided by ServiceMaster. These allocations may not be indicative of the level of expense which would have been incurred had the company operated as a separate entity prior to the Spin-off nor are these costs necessarily indicative of costs we may incur in the future.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, and Adjusted Diluted Earnings per Share.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; interest income from affiliate; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; Spin-off charges; affiliate royalty expense; (gain) loss on insured home service plan claims; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, Spin-off charges, arrangements with affiliates and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; Spin-off charges; affiliate royalty expense, interest income from affiliate, (gain) loss on insured home service plan claims, and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

For further information, contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Nicole Ritchie

901.701.5198

nicole.ritchie@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA, and Free Cash Flow each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures.

(2)

A reconciliation of the forward-looking first-quarter and full-year 2019 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	The decrease in the Annual Effective Tax Rate is driven primarily by Disallowed Transaction Costs that occurred in 2018 and is not expected to recur in 2019.

frontdoor, inc.

Condensed Combined Statements of Operations and Comprehensive Income (Unaudited)

($ millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$279	$257	$1,258	$1,157
Cost of services rendered	155	137	686	589

Gross Profit	125	120	572	567
Selling and administrative expenses	80	71	338	312
Depreciation expense	4	2	12	9
Amortization expense	2	2	8	8
Restructuring charges	—	1	3	7
Spin-off charges	1	7	24	13
Affiliate royalty expense	—	—	1	2
Interest expense	15	—	23	1
Interest income from affiliate	—	(1)	(2)	(3)
Interest and net investment income	(1)	—	(2)	(2)

Income before Income Taxes	23	37	166	220
Provision (Benefit) for income taxes	6	(7)	42	60

Net Income	$17	$44	$125	$160

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized loss on securities	—	—	—	—
Net unrealized loss on derivative instruments	(9)	—	(9)	—

Total Other Comprehensive Income (Loss), Net of Income Taxes:	(9)	—	(9)	—

Total Comprehensive Income	$8	$44	$116	$160

Earnings per Share:
Basic	$0.20	$0.52	$1.47	$1.90

Diluted	$0.20	$0.52	$1.47	$1.90

Weighted-average Common Shares Outstanding:
Basic	84.5	84.5	84.5	84.5
Diluted	84.7	84.5	84.7	84.5

frontdoor, inc.

Condensed Combined Statements of Financial Position (Unaudited)

($ millions)

	As of
	December 31,
	2018	2017
Assets:
Current Assets:
Cash and cash equivalents	$296	$282
Marketable securities	9	25
Receivables, less allowance of $2 and $1, respectively	12	406
Prepaid expenses and other assets	13	10
Deferred customer acquisition costs	—	18

Total Current Assets	330	741

Other Assets:
Property and equipment, net	47	31
Goodwill	476	476
Intangible assets, net	158	165
Long-term marketable securities	—	2
Deferred customer acquisition costs	21	—
Other assets	10	1

Total Assets	$1,041	1,416

Liabilities and Equity:
Current Liabilities:
Accounts payable	$41	33
Accrued liabilities:
Payroll and related expenses	10	15
Home service plan claims	67	57
Interest payable	9	—
Other	26	19
Deferred revenue	185	573
Current portion of long-term debt	7	9

Total Current Liabilities	345	705

Long-Term Debt	977	—
Other Long-Term Liabilities:
Deferred taxes	39	38
Other long-term obligations	24	11

Total Other Long-Term Liabilities	63	49

Commitments and Contingencies
Equity:
Net Parent Investment	—	661
Common stock, $.01 par value; 2,000,000,000 shares authorized; 84,545,152 shares issued and outstanding at December 31, 2018	1	—
Additional paid-in capital	1	—
Accumulated deficit	(336)	—
Accumulated other comprehensive loss	(9)	—

Total (Deficit) Equity	(344)	661

Total Liabilities and Equity	$1,041	1,416

frontdoor, inc.

Condensed Combined Statements of Cash Flows (Unaudited)

($ millions)

	Year Ended
	December 31,
	2018	2017	2016
Cash and Cash Equivalents at Beginning of Period	$282	$168	$156
Cash Flows from Operating Activities:
Net Income	125	160	124
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation expense	12	9	8
Amortization expense	8	8	6
Deferred income tax provision	7	(19)	1
Stock-based compensation expense	4	4	4
Gain on sale of marketable securities	—	—	(3)
Restructuring charges	3	7	3
Payments for restructuring charges	(5)	(5)	(3)
Spin-off charges	24	13	—
Payments for spin-off charges	(23)	(13)	—
Other	1	—	2
Change in working capital, net of acquisitions:
Receivables	4	(33)	(40)
Other current assets	(1)	5	6
Accounts payable	8	5	—
Deferred revenue	1	44	43
Accrued liabilities	7	9	3
Accrued interest payable	9	—	—
Current income taxes	4	—	—

Net Cash Provided from Operating Activities	189	194	155

Cash Flows from Investing Activities
Purchases of property and equipment	(27)	(15)	(11)
Other business acquisitions, net of cash acquired	—	—	(87)
Purchases of available-for-sale securities	(15)	(44)	(6)
Sales and maturities of available-for-sale securities	32	48	49

Net Cash Used for Investing Activities	(10)	(11)	(55)

Cash Flows from Financing Activities
Payments of debt and capital lease obligations	(10)	(5)	(1)
Net transfers to Parent	(137)	(63)	(87)
Discount paid on issuance of debt	(2)	—	—
Debt issuance costs paid	(16)	—	—

Net Cash Used for Financing Activities	(165)	(68)	(88)

Cash Increase During the Period	14	114	12

Cash and Cash Equivalents at End of Period	$296	$282	$168

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ millions except per share amounts)	2018	2017	2018	2017
Net Income	$17	$44	$125	$160
Amortization expense	2	2	8	8
Restructuring charges	—	1	3	7
Spin-off charges	1	7	24	13
Affiliate royalty expense	—	—	1	2
Interest income from affiliate	—	(1)	(2)	(3)
Gain on insured home service plan claims	—	—	(2)	(1)
Tax impact of adjustments	(1)	(4)	(7)	(9)
Impact of tax law change on deferred taxes	—	(20)	—	(20)

Adjusted Net Income	$19	$31	$150	$158

Adjusted Earnings per Share:
Basic	$0.23	$0.36	$1.78	$1.87
Diluted	$0.23	$0.36	$1.77	$1.87
Weighted-average common shares outstanding(1):
Basic	84.5	84.5	84.5	84.5
Diluted	84.7	84.5	84.7	84.5

(1) At the date of distribution, we had 84,515,619 common shares outstanding. The calculation of both basic and diluted earnings per share for all periods presented prior to the Spin-off utilizes the common shares at the date of distribution as the basis for the calculation of weighted-average common shares outstanding, because at that time we did not operate as a separate, stand-alone entity, and no equity-based awards were outstanding prior to the date of distribution.

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2018	2017	2018	2017
Net Cash Provided from Operating Activities	$63	$57	$189	$194
Property Additions	(5)	(6)	(27)	(15)

Free Cash Flow	$58	$51	$163	$179

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2018	2017	2018	2017
Net Income	$17	$44	$125	$160
Depreciation and amortization expense	6	4	21	17
Restructuring charges	—	1	3	7
Spin-off charges	1	7	24	13
Provision (Benefit) for income taxes	6	(7)	42	60
Non-cash stock-based compensation expense	1	1	4	4
Affiliate royalty expense	—	—	1	2
Interest expense	15	—	23	1
Interest income from affiliate	—	(1)	(2)	(3)
Gain on insured home service plan claims	—	—	(2)	(1)

Adjusted EBITDA	$47	$50	$238	$259

Key Business Metrics

	As of December 31,
	2018	2017
Growth in number of home service plans	6%	6%
Customer retention rate	75%	75%